EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in Registration Statement Form S-1 (No. 333-        ) of TriMas Corporation of our report dated January 17, 2003 relating to the financial statements of Highland Group Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Walthall, Drake & Wallace LLP
March 23, 2004